Exhibit 10.3

Management Agreement

between

FAVO Group, Llc.

1461 Franklin Ave, First Floor South, Garden City, New York, 11530

(Herein Referred to as the “Company”)

and

FAVO Realty, Inc.

1461 Franklin Ave, First Floor South, Garden City, New York,

11530 (Herein Referred to as the “Client”)

This Agreement is made as of this day August 1, 2019

WHEREAS, the Client desires to retain the Company and the Company desires to be retained by the Client, all pursuant to the terms and conditions hereinafter set forth: NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. Management Services - The Client hereby retains the Company to perform, day-to-day management services related to corporate finance, market research, third party service providers, consultants, advisors and corporate governance. The Company hereby accepts such retention and shall perform for the Client the duties described herein, faithfully and to the best of its ability. In this regard, the Company shall devote such time as it deems necessary to carry out the Company’s affairs, the exact length of time required for the pursuit of any new potential opportunities is uncertain.

There is no projection or the amount of time that the Client will actually devote to the Company’s plan of operation.

The Company will have substantial flexibility in identifying and selecting a prospective property. The Client is dependent on the judgement of the Company in connection with this process. In evaluating prospective properties, we would consider, among other factors, the following:

(i)	Costs associated with pursuing a property;
(ii)	growth potential;
(iii)	experiences, skills and availability of additional personnel necessary to pursue a potential new business opportunity;
(iv)	necessary capital requirements;
(v)	the competitive position of the property;
(vi)	stage of development; and
(vii)	the market acceptance of the potential services;

The foregoing criteria are not intended to be exhaustive and there may be other criteria that Management may deem relevant. In connection with an evaluation of a prospective or potential opportunity, Management may be expected to conduct a due diligence review.

The time and costs required to pursue new opportunities, which includes negotiating and documenting relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws, cannot be ascertained with any degree of certainty.

The Company agrees, to the extent reasonably required in the conduct of the business of the Client, and at the Client’s request, to place at the disposal of the Client its judgement and experience and to provide business development services to the Client including the following:

(I) Provide appropriate support personal to implement business strategy and perform and administer all day to day operations, determining investment criteria in conjunction with our Board of Directors.

(II) Sourcing, analyzing and executing asset acquisitions, sales and financings.

(III) Performing asset management duties, performing property management duties, performing financial and accounting management.

(IV) Review business plans, projections and all financial data.

(V) Review and advise on prospective mergers and acquisitions, and on any financing required to complete such transactions.

2. TERM - The Companies retention hereunder shall be for a term of twenty (20) years with mutually agreed upon extensions commencing on the date of this Agreement.

3. COMPENSATION - The Company shall be compensated in accordance with the following schedule:

(I) The client shall reimburse the Client up to 2% of gross offering proceeds from all offerings for organization, offering and marketing expenses.

(II) Acquisition Fee: The Client shall pay the Client 1.5% of the total contract purchase price of each property acquired. The Client will pay the Company or its permitted assignees the loan coordination fee promptly upon the closing of the financing or refinancing.

(III) Loan Coordination Fee: The Client shall pay the Company a loan coordination fee equal to 1.5% of any assumed, new or supplemental debt incurred in connection with an acquired property, or of 1.5% of 65% of the purchase price if the asset is not leveraged. The Client will pay the Company or its permitted assignees the loan coordination fee promptly upon the closing of the financing or refinancing.

(III) Yearly Management Fee: The Client shall pay the Company a monthly fee equal to one- twelfth of 1.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs) and as adjusted for appropriate closing dates for individual asset acquisitions. This fee will be payable monthly in cash or shares of our common stock, at the option of Company. This fee will be appropriately pro-rated for any partial month. The Company may request the management fees accelerated in advance up to 36 months. If the asset is disposed of prior to the 36 months the Company will return the accelerated fees within 90 days.

(IV) Property Management Fee: If the Company or an affiliate provides property management and leasing services for our properties, the client will pay fees equal to 4.0% of gross revenues from the properties managed. The Client also will reimburse the property manager and its affiliates for property-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the property manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. The Company or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay Manager an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will we pay our advisor or any affiliate both a property management fee and an oversight fee with respect to any property. Furthermore, the Client will pay the Company a monthly fee equal to 2% of our monthly gross revenues in connection with the administration of our day-to-day operations and the performance and supervision of the performance of such other administrative functions necessary for our management. In addition to the general and administrative expenses fee, we may reimburse the Company for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs.

(V) Leasing Fee: The Client shall pay the Company a commission with respect to a new lease equal to 50% of the first month’s gross rent plus 4% of the remaining fixed gross rent of the guaranteed lease term. In the event of co-broker participation in a new lease for an real estate asset, the leasing commission determined for a new lease, with respect to such lease, will be 150% of the first month’s gross rent plus 6% of the remaining fixed gross rent of the guaranteed lease term. The Client will pay a commission to Company with respect to a negotiated renewal of an existing lease equal to 4% of the fixed gross rent of the guaranteed lease term or, in the event of a co-broker, 6% of the fixed gross rent of the guaranteed lease term. In no event shall the office leasing fees paid to the Company exceed customary market rates. The Company may subcontract the performance of its office leasing duties to third parties or affiliates and pay all or a portion of its office leasing fee to such persons with whom it contracts for these services. Company will be responsible for all fees payable to third parties or affiliates in connection with subcontracted office leasing duties. The office leasing fee will be payable upon the earlier to occur of rent commencement or tenant’s opening for business.

(VI) Disposition fee: The Client will pay the Company a commission upon the sale of one or more of our properties or other assets in an amount equal to 1,5% of the sale price of the asset, unless there is a conflict of interest. In such an instance, the fee will be waived.

(VII) Development, Construction & Landscaping Fees: The Client will pay the Company a construction fee, development fee and landscaping fee at market rates customary and competitive considering the size, type and location of the asset in connection with the construction, development or landscaping of a property.

(vii) the client will pay the company a fair market related fee for all transactions outside of the scope of works mentioned above. this is will determined by both parties prior to any work commencing.

4. EXPENSES - The Client will reimburse the Company for any reasonable expenses incurred by the Company in connection with the services rendered hereunder. These reasonable expenses included but not limited to the following:

(i)The Client will reimburse the Company for expenses incurred (including personnel costs) related to selecting, evaluating and making investments on our behalf, regardless of whether we make the related investment. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of the Company and the corresponding payroll and payroll related costs incurred by the Company. In addition, we also will pay third parties, or reimburse the Company or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we make the related investment.

5. STATUS OF CLIENT - The Company shall be deemed to be an independent management company, except as expressly provided or authorized in this Agreement shall have authority to act for and represent the Client. The Company intends to conduct its activities so as to avoid being classified as an “Investment Company” or a “Real Estate Investment Trust” under the Investment Company Act of 1940, and therefore avoid application of the costly and restrictive registration and other provisions of the Investment Company Act of 1940 and the regulations promulgated thereunder.

6. NOTICES - Any notices hereunder shall be sent to the Client and the Company at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, or overnight receipted delivery service (such as Federal Express) and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address (including email address) to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

7. GOVERNING LAW - This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

8. ENTIRE AGREEMENT - This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

9. BINDING EFFECT - This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

10. TERMINATION – Mutual termination agreement needed.

(this has been left blank following the signing page of this agrrement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Signed on this 1st day of August 2019

FAVO GROUP, LLC	FAVO GROUP, LLC

/s/ Vincent Napolitano	/s/ Shaun Quin
Vincent Napolitano - CEO	Shaun Quin - President

FAVO REALTY, INC	FAVO REALTY, INC

/s/ Vincent Napolitano	/s/ Shaun Quin
Vincent Napolitano - CEO	Shaun Quin - President

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